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                                                                    EXHIBIT 99.1

                                    CONSENT

                                  June 6, 1996

RemedyTemp, Inc.
32122 Camino Capistrano
San Juan Capistrano, California 92675

     The undersigned acknowledges that he is named as a person expected to become a member of the board of directors of RemedyTemp, Inc. (the "Company") in the Company's Registration Statement on Form S-1, as amended, relating to the offering of 3,100,000 shares of Class A Common Stock of the Company (3,565,000 shares if the underwriters' over-allotment option is exercised in full) and consents to the use of his name in that regard.

                                          Sincerely,

                                          /s/  JAMES L. DOTI
                                          --------------------------------------
                                               James L. Doti